Exhibit 23.8

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
February 24, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

JPMorgan Chase Financial Company LLC

270 Park Avenue, Floor 5

New York, New York 10017

To the addressees set forth above:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), and JPMorgan Chase Financial Company LLC, a Delaware limited liability company ( “JPMCFC”), are filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) JPMCFC’s Global Medium Term Notes, Series A (the “Notes”), which will be fully and unconditionally guaranteed by the Company, to be issued from time to time pursuant to the Indenture dated as of February 19, 2016 among JPMCFC, the Company and Deutsche Bank Trust Company Americas, as trustee and (ii) guarantees of the Notes by the Company (the “Guarantees”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and JPMCFC, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes and any related Guarantees prepared and filed by the Company and/or JPMCFC with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Latham & Watkins LLP